Appendix

Code of Ethics

The following Code of Ethics has been established by the Firm as a means to set out ideals for ethical conduct premised on the fundamental principles of openness, integrity, honesty, and trust. Persons subject to the Code of Ethics should not only comply with the Code of Ethics and the law but ensure the ideals of the organization are applied in the regular conduct of business. Questions concerning the Code of Ethics shall be directed to the Designated Person, otherwise known as the Chief Compliance Officer, or his/her Designee.

Definitions

For the purpose of this Code of Ethics, the following terms are defined as follows:

•	Supervised Persons – the term “Supervised Persons” includes any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other persons who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.
•	Access Person – the term “Access Person” includes any supervised persons who have access to non-public information regarding any customers’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund or who is involved in making securities recommendations to customers, or who has access to such recommendations that are non-public.
•	Covered Securities – the term “Covered Securities” includes any instrument that is considered a Security under the Investment Advisers Act of 1940 including stock, bond, options, and other investments that are not otherwise listed as a Non-Covered Security.
•	Non-Covered Securities – the term “Non-Covered Securities” shall include the following securities. Non-Covered Securities do not require reporting by Access Persons in Holding or Transaction Reports, or like-kind records:
o	Direct obligations of the Government of the United States;
o	Bankers’ acceptance, bank certificates of deposit, commercial paper and high quality short- term debt instruments; including repurchase agreements;
o	Shares issued by money market funds;
o	Shares issued by open-end mutual funds other than reportable funds (i.e. funds in which the access person or the firm has control over the investment decisions);
o	Shares and securities purchased as part of an automatic investment plan (i.e. periodic 401k and in an individual, joint, profit sharing, or other account(s)); and
o	Shares issued by unit investment trust that are invested exclusively in one or more open- end mutual fund, none of which are reportable funds.
•	Security – the term “Security” shall mean any instrument defined as a security under the Investment Advisers Act of 1940 and the Securities and Exchange Commission Act of 1934.

Review and Receipt of Code of Ethics

All Investment Advisor Representative(s), Access Persons, or Supervised Persons affiliated with the Firm must record his or her receipt and review of the Code of Ethics.

In the event an amendment is made to the Code of Ethics, a copy of the amended Code of Ethics shall provide to all Investment Advisor Representative(s), Access Persons, or Supervised Persons affiliated with the Firm. Like above, such individuals must record his or her receipt and review of the Code of Ethics.

Disclosure of Form ADV

The Firm shall provide a description of the Code of Ethics on the Form ADV.

Responsibility

The Firm’s Chief Compliance Officer has primary responsibility for enforcing the Code of Ethics.

Standard of Business Conduct

At all times, Investment Advisor Representatives, Access Persons, and Supervised Persons shall abide by and follow the below requirements:

•	Customer information is confidential and shall not be breached at any time;
•	All personal securities transactions should be conducted so as to be consistent with the Firm’s Code of Ethics and to avoid potential conflicts of interest or any abuse of employee’s trust or responsibility;
•	No personnel should take in appropriate advantage of their position;
•	Transactions for a customer will be treated with the same care as it would if that transaction was for the Firm’s or Supervised Person’s account;
•	Comply with the requirements of federal and state laws and regulations and the Firm’s policies; and
•	All provisions contained herein the Code of Ethics.

Confidentiality

Investment Advisor Representatives, Access Person, and Supervised Persons must treat confidential information with care to avoid disclosure of such information, unless such disclosure is authorized or legally required. Confidential information includes, but is not limited to the following:

•	Information about the Firm’s customers, including their names, addresses, other personal information, portfolio transactions and portfolio holdings;
•	Investment advice given to the Firm’s customers;
•	Non-public information about the Firm that could be helpful to the Firm’s competitors or, if disclosed, harmful to the Firm; and
•	Personal information about the Firm’s personnel.

Questions regarding whether a particular type or piece of information is confidential, or whether disclosure is authorized or legally required, should be directed to the Chief Compliance Officer and/or his/her Designee.

Conflicts of Interest

The Firm seeks to review all actual and potential conflicts of interest, and disclose material conflicts on its Form ADV. Accordingly, Investment Advisor Representatives, Access Persons, and Supervised Persons should take care to avoid situations in which there may be a conflict of interest, and to promptly report such situations to the Firm’s Chief Compliance Officer or his/her Designee.

A conflict of interest occurs when the Firm’s interests, and Access Person’s interest, a Supervised Person’s interest, or an Investment Advisor Representative’s interest conflict with the interests of one or more customers. This includes, but is not limited to, receipt by the Firm or any such persons of undisclosed benefits or compensation, and may also include certain personal securities transactions.

Reporting of Accounts

Access Persons must disclose all securities accounts they maintain or in which they have a financial interest whether with the Firm or not. This requirement does not apply to accounts limited to transactions in open- end mutual funds or unit investment trusts.

The following accounts must be disclosed:

•	Accounts in the name of the Access Person;
•	Accounts for the Access Person’s spouse;
•	Accounts for the Access Person’s minor children;
•	Accounts for which the Access Person is acting in a fiduciary capacity (i.e. attorney-in-fact, trustee, executor, etc.);
•	Accounts in which the Access Person has a beneficial interest (i.e. an account for a general partnership in which the Access Person holds a partnership interest, an account for a corporation where the Access Person is an officer, etc.)

Reporting of such accounts shall be made by way of the Compliance Questionnaire, completed at the time of hire and annually thereafter.

Reporting of Holdings

Holdings reports must be submitted within 10 days of a person becoming an access person and at least once each 12 month period thereafter for holdings in subject accounts. The information contained in such reports must be as of a date not more than 45 days prior to: (i) for initial reports, the date the person became an access person; or (ii) for annual reports, 45 days prior to the date of the report. The reports shall be submitted to the Chief Compliance Officer or his/her Designee. Such holdings reports shall include the following information about Covered Securities:

•	The title and type of the security (and as applicable the exchange ticker symbol, or CUSIP)
•	The number of shares;
•	The amount of each reportable security in which the access person has any direct or indirect beneficial ownership;
•	The name of any broker, dealer, or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and
•	The date the access person submits the report.

In lieu of separate reports, the Firm has determined to accept brokerage statements from the advisor as acceptable documentation of holdings.

Reporting Transactions

Transaction reports must be submitted quarterly (not later than 30 days after the end of each calendar quarter) for transactions in subject accounts. The reports shall be submitted to the Chief Compliance Officer or his/her Designee. Such transaction report shall include the following information about Covered Securities:

•	The date of the transaction;
•	The title of the security (and as applicable the exchange ticker symbol or CUSIP, interest rate, and maturity);
•	The number of shares;
•	The amount of each reportable security involved;
•	The nature of the transaction (i.e. whether the transaction was a purchase, sale, or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the access person submits the report.

In lieu of separate reports, the Firm has determined to accept brokerage statements from the advisor as acceptable documentation of transactions.

The Firm reserves the right, shall it be deemed appropriate and in compliance with applicable regulations, to exempt from reporting requirements transactions in securities over which the access person and had no influence or control and transactions reported by a broker/dealer confirmation or account statement.

Firm Policy on Transactions

Initial Public Offerings/Limited Offerings

The Firm prohibits any access person to purchase or acquire an interest in a security through an initial public offering or a limited offering without prior approval of the Chief Compliance Officer.

Restrictions

The Firm prohibits access persons from placing trades in the same securities or short-term derivative instruments of such securities for accounts in which they have a financial interest in on the same day they are recommending or allocating transactions in client accounts. The black-out period restriction does not apply to non-discretionary orders that are received from a client on an undisclosed basis in the same security or on long-term derivative contracts.

Review of Holdings and Transaction Reports

The Chief Compliance Officer and/or his/her Designee are responsible for the review of holdings of transaction reports. Such review shall be accomplished by reviewing the holdings and transactions of the access person and comparing such reports to: 1) transactions and holdings in customer accounts; 2) Firm Compliance Officer and/or his/her Designee may review account statements and trade confirmations.

Reporting of Violations of the Code of Ethics

In the event that a provision of the Code of Ethics, including compliance with applicable federal securities laws, is violated, a supervised person, whether they were the one violating the provision or know of another individual violating the provision, shall report such violations promptly to the Chief Compliance Officer. All reporting of violations will remain confidential in nature as to the identity of the individual reporting the violation.

Should the Chief Compliance Officer receive reports of a violation or becomes aware of a violation of the Code of Ethics, the Chief Compliance Officer shall report the nature of such violation to senior management upon appropriate investigation.

Recordkeeping

The Firm is required to keep a variety of records related to this Code of Ethics and the matters associated by it, including the following:

•	Copies of the Code of Ethics, as adopted, and all subsequent changes when made;
•	Reports and other documentation applicable to the circumstances of any violation of this Code, including any action taken by the Firm;
•	Written acknowledgements of receipt and understanding of the Firm’s Code of Ethics;
•	Copies of all Holdings and Transaction Reports, or like-kind records, filed pursuant to the Code of Ethics, and documentation of the review of such reports or like-kind records;
•	Documentation of any decision, including the reasons supporting the decision, to approve the acquisition of securities by Access Persons in an initial public offerings or limited offerings; and
•	A list of all persons who are Access Persons.

Sanctions

Upon learning of a violation of the Code of Ethics, the Chief Compliance Officer and Senior Management reserve the right to determine what sanctions, if any, are appropriate based on the facts and circumstances of the violation.